EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 4, 2005, accompanying the consolidated financial statements and schedules incorporated by reference in the Annual Report of K-Tron International, Inc. and Subsidiaries on Form 10-K for the year ended January 1, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of K-Tron International, Inc. and Subsidiaries on Forms S-8 (File No. 333-52523, effective May 13, 1998; File No. 333-26531 effective May 6, 1997; File No. 33-07921, effective February 15, 1991 and File No. 33-39039 effective February 15, 1991).

GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 29, 2005